Exhibit 99.1

AUTOBYTEL REPORTS 2008 FINANCIAL RESULTS

Non-Cash Impairment Charges, Severance Costs

Impact Fourth Quarter Performance;

New Management Team Focuses

on Strategic Shift to Stem Losses and Reposition Company

IRVINE, Calif., – March 12, 2009– Autobytel Inc. (Nasdaq: ABTL), a leading automotive marketing services company, today announced financial results for its 2008 fourth quarter and year ended December 31, 2008.

Revenue for the 2008 fourth quarter was $14.2 million, compared with $18.9 million for the 2007 fourth quarter. Lead referral revenue declined approximately 23% from the prior year period, reflecting the weak economy and automotive sector. Advertising revenue declined approximately 35% versus the prior year period, principally due to lower traffic to the company’s websites, which resulted in part from reduced search engine marketing activities.

The company said it has embarked on an aggressive program to improve cash flow, stabilize operations and return Autobytel to profitability. Operating expenses, exclusive of cost of revenue, were $15.3 million in the 2008 fourth quarter, compared with $16.6 million in the same period last year. Excluding severance costs of $4.8 million and $0.9 million in the fourth quarters of 2008 and 2007, respectively, and a non-cash impairment charge of $1.2 million in the 2008 fourth quarter, operating costs were reduced by approximately 40% year-over-year in the fourth quarter of 2008.

Long Lived Asset Impairment Charges

In the fourth quarter 2008, the company recorded a non-cash impairment charge of $4.3 million to cost of revenue to write down the value of its Myride.com website. Further, the company recorded a $1.2 million impairment charge against general and administrative expense to write down the value of a new invoicing system, which the company decided not to implement.

The company reported a net loss for the 2008 fourth quarter of $15.1 million, or $0.34 per share, including severance-related costs of $5.1 million and non-cash impairment charges totaling $5.5 million. For the 2007 fourth quarter, the company’s net loss was $4.4 million, or $0.10 per share, including severance-related costs of $0.9 million and a $4.0 million gain on the sale of shares in a Japanese affiliate.

Excluding the severance-related costs in both periods, the impairment charges of $5.5 million in the fourth quarter of 2008 and the gain on the sale of the Japanese shares in the fourth quarter of 2007, the company’s net loss was reduced approximately 40% from the fourth quarter of last year.

“Although our fourth quarter results included several non-recurring charges that masked the company’s progress, we were successful in reducing operating costs by approximately 40% year-over-year,” said Jeffrey Coats, who was named president and CEO of Autobytel in December 2008. ”Over the last several months of strategic evaluation, we have taken important steps to strengthen Autobytel in light of a drastically weakened economy and prolonged slowdown in the automotive sector. With a new senior management team in place, we have shifted away from a media centric, advertising-driven business and are focusing on re-establishing Autobytel as the quality and value leader for in-market car leads through our core lead referral business.”

Full Year 2008 Results

For purposes of financial reporting, revenues and expenses related to the company’s Retention Performance Marketing (RPM) and Automotive Information Center (AIC) businesses, both divested in 2007, and its AVV business, which was sold in the first quarter of 2008, have been accounted for in discontinued operations.

Revenue for 2008 was $71.2 million, compared with $84.4 million in 2007. Total expenses, including cost of revenue, were $156.8 million in 2008, versus $107.6 million in 2007. Total expenses included severance-related costs of $6.9 million and non-cash impairment charges of $57.6 million in 2008, and severance-related costs of $0.9 million in 2007.

The 2008 full year net loss was $79.9 million, or $1.81 per share, including severance-related costs of $6.9 million, non-cash impairment charges totaling $57.6 million and $4.4 million in income from discontinued operations. For 2007, Autobytel reported a net loss of $5.4 million, or $0.12 per share, including severance-related costs of $0.9 million, $4.0 million gain on the sale of shares in a Japanese affiliate and $11.9 million in income from discontinued operations.

Cash and cash equivalents were $27.4 million at December 31, 2008, compared with $27.6 million at December 31, 2007.

“While we continue a thorough evaluation of our operations, we are nearing the completion of our current cost reduction initiatives which are expected to result in close to $38 million in annualized savings since the program began in late 2007, excluding the businesses we divested. Throughout this challenging period, we have maintained a strong cash position and healthy balance sheet. Autobytel’s financial flexibility provides us with the ability to strengthen and expand our relationships with auto dealers and manufacturers, capture growth in the critical Internet used car category and enhance our auto finance lead business. It also places us in a good position to take advantage of strategic opportunities that may arise,” Coats added.

Conference Call

Autobytel management will host a conference call today at 5 p.m. ET/2 p.m. PT to discuss its 2008 fourth quarter and year end financial results. The conference call will be available to all interested parties through a live webcast at www.autobytel.com (click on “Investor Relations” and then click on “Conference Calls”). Please visit the website at least 15 minutes prior to the start of the call to register and download any necessary software. For those unable to listen to the live broadcast, the call will be archived for one year on Autobytel’s website. A telephone replay of the call will also be available for approximately one week by dialing 800-642-1687 (domestic) or 706-645-9291 (international) and entering conference ID 87225931.

About Autobytel Inc.

Autobytel Inc. (“Autobytel” or the “Company”) is an automotive marketing services company that assists automotive dealers and manufacturers sell cars. By connecting consumers to automotive dealers and manufacturers through internet lead referral programs and on-line advertising, the Company provides automotive dealers and manufacturers with opportunities to efficiently market their vehicles to potential customers. The Company purchases from third party sites and generates from its owned websites consumer internet requests for pricing and availability for new and used vehicles as well as for vehicle financing (these consumer internet requests are referred to as “Leads”). The Company sells the Leads primarily to its automotive dealer and manufacturer customers. Leads are purchased from a network of supplier websites, such as Edmunds, AOL, Kelley Blue Book and Yahoo!. The Company owns consumer-facing automotive websites, including Autobytel.com®, Autoweb.com®, AutoSite.com®, Car.comsm, CarSmart.com®, CarTV.com®, and MyRide.com®, that provide consumers with information and tools to aid them with their automotive purchase decisions. In addition to advertising opportunities on its owned websites, the Company provides advertising opportunities for automotive manufacturers and other automotive advertisers through the Company’s marketing network, which includes the automotive sections of third party co-branded websites operated by the Company, such as ESPN.com and the Company’s AutoReach advertising network.

Forward-Looking Statement Disclaimer

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements, including, but not limited to, the company’s ability to further reduce costs and take advantage of strategic opportunities, are not guarantees of future performance and involve certain assumptions and certain risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, the financial condition of automobile manufacturers and dealers, the economic impact of terrorist attacks or military actions, increased dealer attrition, pressure on dealer fees, increased or unexpected competition, the failure of new products and services to meet expectations, failure to retain key employees or attract and integrate new employees, that actual costs and expenses exceed the charges taken by Autobytel, changes in laws and regulations, costs of legal matters, including, defending lawsuits and undertaking investigations and related matters, and other matters disclosed in Autobytel’s filings with the Securities and Exchange Commission. Investors are strongly encouraged to review our Annual Report on Form 10-K for the year ended December 31, 2007 and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of our stock.

# # #

(Financial tables follow)

Contact:

Media Relations

Crystal Hartwell, 949.437.4755

crystalh@autobytel.com

Investor Relations

Crystal Hartwell, 949.437.4755

crystalh@autobytel.com

PondelWilkinson Inc.

Roger Pondel/Laurie Berman, 310.279.5980

investor@pondel.com

AUTOBYTEL INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except per-share and share data)

	December 31, 2008	December 31, 2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$27,393	$27,601
Accounts receivable, net of allowances for bad debts and customer credits of $1,277 and $534 at December 31, 2008 and 2007, respectively	10,047	11,692
Prepaid expenses and other current assets	1,378	1,739
Assets held for sale	—	17,160

Total current assets	38,818	58,192
Property and equipment, net	2,421	10,757
Goodwill	—	52,074
Investment and other assets	763	1,133

TOTAL ASSETS	$42,002	$122,156

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,579	$5,852
Accrued expenses and other current liabilities	6,432	7,669
Deferred revenues	1,835	1,749
Liabilities held for sale	—	198

Total current liabilities	11,846	15,468
Other non current liabilities	181	436

TOTAL LIABILITIES	12,027	15,904
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value; 11,445,187 shares authorized; none outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized;
45,219,679 and 43,788,633 shares issued and outstanding, at december 31, 2008 and 2007, respectively	45	44
Additional paid-in capital	300,720	296,964
Unrealized gain	568	686
Accumulated deficit	(271,358)	(191,442)

TOTAL STOCKHOLDERS’ EQUITY	29,975	106,252

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$42,002	$122,156

AUTOBYTEL INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Amounts in thousands, except per-share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
REVENUES:
Lead fees	$12,259	$15,901	$63,169	$67,386
Advertising	1,888	2,914	7,794	16,885
Other revenues	59	71	196	114

Total revenues	14,206	18,886	71,159	84,385

COSTS AND EXPENSES:
Cost of revenues	14,238	13,077	51,384	52,448
Sales and marketing	3,527	5,293	17,043	21,474
Technology support	4,079	4,730	16,003	18,119
General and administrative	7,649	6,600	22,977	27,529
Patent litigation settlement	—	—	(2,667)	(12,000)
Goodwill impairment	—	—	52,074	—

Total costs and expenses	29,493	29,700	156,814	107,570

Operating loss	(15,287)	(10,814)	(85,655)	(23,185)
Interest and other income	230	4,481	1,346	5,906
Foreign currency exchange loss	—	—	—	(7)
Provision for income taxes	—	—	—	—

Loss from continuing operations	(15,057)	(6,333)	(84,309)	(17,286)
Discontinued operations, net	3	1,951	4,393	11,931

NET LOSS	$(15,054)	$(4,382)	$(79,916)	$(5,355)

BASIC AND DILUTED LOSS PER COMMON SHARE:
Loss from continuing operations	$(0.34)	$(0.15)	$(1.91)	$(0.40)
Discontinued operations, net	—	0.05	0.10	0.28

Basic loss per common share	$(0.34)	$(0.10)	$(1.81)	$(0.12)

Comprehensive loss
Net loss	$(15,054)	$(4,382)	$(79,916)	$(5,355)
Unrealized gain (loss)	(112)	686	(118)	686

Comprehensive loss	$(15,166)	$(3,696)	$(80,034)	$(4,669)